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                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                                    FORM 8-K
                                 CURRENT REPORT


                       Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


     Date of Report                                 April 24, 1995
(Date of earliest event reported)



                           CABOT MEDICAL CORPORATION
             (exact name of registrant as specified in its charter)



                                   NEW JERSEY
                 (State or other jurisdiction of incorporation)



                      0-14343                       23-2240207
        ----------------------------------- -------------------------
            (Commission File Number)             (IRS Employer
                                              Identification Number)


2021 Cabot Blvd. West, Langhorne, PA                19047
(Address of principal executive offices)          (Zip Codes)


                                 (215) 752-8300
              (Registrant's telephone number, including area code)
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                           CABOT MEDICAL CORPORATION


ITEM 5.   OTHER EVENTS


          On April 24, 1995, Cabot Medical Corporation (the "Company") entered into an Agreement and Plan of Reorganization by and among Circon, Inc. ("Circon"), Circon Sub Corp. and the Company (the "Agreement"), whereby the Company and Circon would merge in a stock for stock transaction to be accounted for as a pooling of interests. Under the terms of the Agreement, shareholders of the Company would receive 0.415 share of Circon common stock in exchange for each Company share held. Based on Circon's April 24, 1995 closing stock price of $21 7/8, the exchange value for each share of the Company would equal $9.08, for a total value of approximately $105 million. The closing of the merger is subject to various conditions including but not limited to the approval of the shareholders of both the Company and Circon and the receipt by Circon of financing of approximately $50 million to cover the potential early retirement of the Company's convertible subordinated notes, receipt of fairness opinions and opinions regarding the ability to account for the transaction as a pooling of interests. The merger is expected to close during the third calendar quarter of 1995.

          As part of the proposed merger, shareholders who beneficially own approximately 29.5% of the issued and outstanding common stock of the Company have agreed to vote their shares in favor of the proposed merger.
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                           CABOT MEDICAL CORPORATION



                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.



                                    CABOT MEDICAL CORPORATION



Date:    April 26, 1995                  /S/Warren G. Wood
     ------------------          -------------------------------------
                                 Warren G. Wood, Chairman of the Board
                                 Chief Executive Officer and President



Date:    April 26, 1995                 /S/Marvin Sharfstein
     ------------------          -------------------------------------
                                 Marvin Sharfstein, Vice President of
                                 Corporate Development